Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Ferrovial SE

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, €0.01 par value per share — issuable under the Performance-Based Share Plan of Ferrovial SE 2020-2022	457(c) and (h)	580,669(2)	$44.11(3)	$25,613,309.59	$153.10 per million dollars	$3,921.40
Equity	Ordinary shares, €0.01 par value per share — issuable under the Performance-Based Share Plan of Ferrovial SE 2023-2025	457(c) and (h)	1,149,083(4)	$44.11(3)	$50,686,051.13	$153.10 per million dollars	$7,760.03
Equity	Ordinary shares, €0.01 par value per share — issuable under the Plan to Receive Remuneration Through the Delivery of Ferrovial SE Shares 2025-2029	457(c) and (h)	1,000,000(5)	$44.11(3)	$44,110,000.00	$153.10 per million dollars	$6,753.24
Total Offering Amounts					$120,409,360.72		$18,434.67
Total Fee Offsets(6)							—
Net Fee Due							$18,434.67

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional ordinary shares, €0.01 par value per share (“Ordinary Shares”), of Ferrovial SE (the “Registrant”) that may from time to time be offered or issued under the Registrant’s following plans: (i) the Registrant’s 2022 Performance-Based Share Plan 2020-2022 for Executive Directors and Senior Management; (ii) the Registrant’s 2022 Performance-Based Share Plan 2020-2022 for Executives (together with subsection (i), the “2020-2022 LTIPs”); (iii) the Registrant’s 2023 Performance-Based Share Plan 2023-2025 for Executive Directors and Senior Management; (iv) the Registrant’s 2023 Performance-Based Share Plan 2023-2025 for Executives; (v) the Registrant’s 2024 Performance-Based Share Plan 2023-2025 for Executive Directors and Senior Management; (vi) the Registrant’s 2024 Performance-Based Share Plan 2023-2025 for Executives (subsections (iii) through (vi), collectively, the “2023-2025 LTIPs”); or (vii) the Plan to Receive Remuneration Through the Delivery of Ferrovial SE Shares 2025-2029 (the “2025-2029 Spanish Plan”) by reason of any future share dividend, share split, recapitalization or other any similar transaction.
(2)	Consists of 580,669 Ordinary Shares issuable upon settlement of awards outstanding under the 2020-2022 LTIPs.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Select Market on February 24, 2025.
(4)	Consists of 1,149,083 Ordinary Shares issuable upon settlement of awards outstanding under the 2023-2025 LTIPs.
(5)	Consists of 1,000,000 Ordinary Shares that may become issuable under the 2025-2029 Spanish Plan pursuant to its terms.
(6)	The Registrant does not have any fee offsets.